Cellegy Pharmaceuticals, Inc.
                      349 Oyster Point Boulevard, Suite 200
                      South San Francisco, California 94080

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 4, 2003

To the Shareholders:

      The Annual Meeting of Shareholders of Cellegy Pharmaceuticals, Inc. ("Cellegy") will be held at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California on June 4, 2003, at 8:30 a.m., P.D.T., for the following purposes:

1. To elect six members of the Board of Directors to serve until the next annual meeting of shareholders;

2. To ratify the appointment of Ernst & Young LLP as Cellegy's independent auditors for the 2003 fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

      Only shareholders of record at the close of business on April 10, 2003 are entitled to notice of, and to vote at, the meeting and any adjournments and postponements thereof.

      You are cordially invited to attend the meeting in person.

                                 By Order of the Board of Directors


                                 /s/ K. Michael Forrest
                                 K. Michael Forrest
                                 Chairman, President and Chief Executive Officer

South San Francisco, California
April 28, 2003

--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THANK YOU FOR ACTING PROMPTLY.
--------------------------------------------------------------------------------

                          Cellegy Pharmaceuticals, Inc.
                      349 Oyster Point Boulevard, Suite 200
                      South San Francisco, California 94080

                                 (650) 616-2200
                          ----------------------------

                         Annual Meeting of Shareholders
                                 PROXY STATEMENT
                          ----------------------------

                                 April 28, 2003

To the Shareholders:

      The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Cellegy Pharmaceuticals, Inc., a California corporation ("Cellegy"), for use at Cellegy's annual meeting of shareholders, and any adjournments and postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., P.D.T., on June 4, 2003, at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California. Only shareholders of record on the close of business on April 10, 2003 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 19,891,746 shares of common stock, no par value ("common stock"), were outstanding and entitled to vote. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. This Proxy Statement, our Annual Report to Shareholders, and the accompanying form of proxy were first mailed to shareholders on or about April 28, 2003.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

      Holders of common stock are entitled to one vote for each share of common stock held, except that in the election of directors each shareholder has cumulative voting rights as described below. The authorized number of directors currently is six. For the election of directors, any shareholder may exercise cumulative voting rights, which enable the shareholder to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected by the class of stock held. All such votes may be cast for a single nominee or may be distributed among any or all of the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In order to be entitled to cumulate votes, a shareholder must give notice at the Annual Meeting, prior to voting, of the shareholder's intention to do so. In addition, no shareholder will be entitled to cumulate votes for a candidate unless that candidate's name has been placed in nomination before the voting. If one shareholder gives such a notice, all shareholders may cumulate their votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes required by proxies in the proxy holder's sole discretion. Shareholders are requested, by means of the accompanying proxy, to grant discretionary authority to the proxy holders to cumulate votes.

      In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

      Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal No. 2 requires for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. For purposes of such proposals, (i) the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for," "against," "abstain" or give no instructions, will be counted for purposes of determining the minimum number of affirmative votes required to approve the proposals, (ii) the total number of shares cast "for" Proposal No. 2 or returning a properly signed proxy but giving no instructions will be counted for purposes of determining whether sufficient affirmative votes have been cast,
(iii) abstentions will be treated as shares that are present and entitled to vote on the proposal and will have the same effect as a vote against the proposal and (iv) broker non-votes will not be counted as present or voting with respect to such proposals.

      In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting.

      We will bear the cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, Cellegy will request that the brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, Cellegy will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and employees of Cellegy.

                             REVOCABILITY OF PROXIES

      Any shareholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy before its use. A proxy can be revoked (i) by an instrument of revocation delivered before the Annual Meeting to the Secretary of Cellegy at its principal executive offices, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked or (iii) by voting in person at the Annual Meeting. Please note, however, that if a shareholder's shares are held of record by a broker, bank, custodian or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank, custodian or other nominee confirming that shareholder's beneficial ownership of the shares. Attendance at the Annual Meeting will not by itself revoke a proxy.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Nominees

      Six directors are to be elected to the Board at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified or until the death, resignation, or removal of the director. Each of the nominees is currently a director of Cellegy. If any nominee is unable or unwilling to serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected. Proxies received will be voted
"FOR" the election of the nominees named below unless the proxy is marked in such a manner as to withhold authority so to vote.

      The names of the nominees and certain information about them are set forth below:

                                                     Principal                  Director
             Name                   Age              Occupation                  Since
             ----                   ---              ----------                  -----
K. Michael Forrest                  59    Chairman, President and Chief          1996
                                          Executive Officer

Jack L. Bowman (1)(3)               70    Former Group Chairman,                 1996
                                          Johnson & Johnson

Tobi B. Klar, M.D. (3)              48    Dermatologist and Associate            1995
                                          Clinical Professor in
                                          Dermatology, Albert Einstein
                                          Medical Center

Ronald J. Saldarini, Ph.D. (2)(3)   63    Former President,                      1999
                                          Wyeth Lederle Vaccines

Alan A. Steigrod (1) (2)            65    Managing Director, Newport             1996
                                          HealthCare Ventures

Larry J. Wells (2)                  60    President,                             1989
                                          Wells Investment Group

------------------
(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Nominating Committee.

      Directors hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Executive officers are chosen by and serve at the discretion of the Board of Directors, subject to any written employment agreements with Cellegy.

      K. Michael Forrest. Mr. Forrest became Chairman in May 2000 and has been President, CEO and a director since December 1996. From January 1996 to November 1996, he served as a biotechnology consultant. From November 1994 to December 1995, he served as President and CEO of Mercator Genetics, a private biotechnology company. From March 1991 to June 1994, he served as President and CEO of Transkaryotic Therapies, Inc., a public biotechnology company. From 1968 to 1991, Mr. Forrest held a series of positions with Pfizer, Inc. and senior management positions with American Cyanamid, including Vice President of Lederle U.S. and Lederle International. He is a director of INEX Pharmaceuticals, a public Canadian company developing anti-cancer products.

      Jack L. Bowman. Mr. Bowman became a director in December 1996. He is currently a consultant to various pharmaceutical and biotechnology industry groups. From August 1987 to January 1994, he was Company Group Chairman at Johnson & Johnson, where he managed much of its global diagnostic and pharmaceutical businesses. Before then, Mr. Bowman held executive positions with CIBA-Geigy and American Cyanamid, where he had responsibility for worldwide pharmaceutical, medical device and consumer product divisions. He is currently a director of Celgene Corporation, Cell Therapeutics, Inc. and Targeted Genetics, Inc. He is also the Chairman of Reliant Pharmaceuticals and Executive Chairman of the Board of NeoRx Corporation.

      Tobi B. Klar, M.D. Dr. Klar became a director in June 1995. She is a physician, board certified in dermatology. Since 1986, Dr. Klar has maintained a private dermatology practice and has served as Co-Chairperson of the Department of Dermatology at New Rochelle Hospital Medical Center, New Rochelle, New York, and Associate Clinical Professor in dermatology at Albert Einstein Medical Center in New York City. Dr. Klar holds a M.D. from the State University of New York.

      Ronald J. Saldarini, Ph.D. Dr. Saldarini became a director in July 1999, after retiring from Wyeth. He serves on two committees (Military Vaccines, Immunization Finance) at the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He is also associated with Naimark and Associates, a consulting firm, which provides service to the healthcare industry. Prior to his board membership, he was the President of Wyeth Lederle Vaccines and Pediatrics, a division of Wyeth from January 1995 to June 1999. He was also President of the Lederle-Praxis Biologicals Division from 1989 through 1994. He has been a member of the National Vaccine Advistory Committee and the National Advisory Commission on Childhood Vaccines. He received his Ph.D. in Biochemistry and Physiology. He is currently director of Idun Pharmaceuticals, Therion Biologics, Alphavax and Medarex, Inc.

      Alan A. Steigrod. Mr. Steigrod became a director in July 1996. Since January 1996, he has been Managing Director of Newport HealthCare Ventures, which invests in and advises biopharmaceutical companies. From March 1993 to November 1995, he served as President and CEO of Cortex Pharmaceuticals, Inc. From February 1991 to February 1993, he worked as a biotechnology consultant. From March 1981 through February 1991, Mr. Steigrod held executive positions at Glaxo, including Executive Vice President, Operating Committee Chairman, and was a member of Glaxo's board of directors. Prior to Glaxo, Mr. Steigrod held senior management positions with Boehringer Ingelheim, Ltd. and Eli Lilly & Co. He is a director of Sepracor Inc., NeoRx Corporation and Lorus Therapeutics.

      Larry J. Wells. Mr. Wells became a director in 1989. For the past eighteen years, he has been a venture capitalist. He is the President of Wells Investment Group, the General Partner of Quivira Venture Partners, L.P., and the founder of Sundance Venture Partners, L.P., a venture capital fund. Mr. Wells is a director of Isonics Corporation.

Board of Directors Meetings and Committees

      During the fiscal year ended December 31, 2002 ("fiscal 2002"), the Board held eight meetings. Each nominee who was a director during fiscal 2002 participated in at least 75% or more of the aggregate number of the meetings of the Board and any committee on which he or she served.

      Standing committees of the Board include an Audit Committee, a Nominating Committee and a Compensation Committee.

      Messrs. Wells and Steigrod and Dr. Saldarini are the current members of the Audit Committee. Mr. Steigrod is the current chairman of the Audit Committee. During fiscal 2002, the Audit Committee had four meetings and the Audit Committee chairman had one telephonic meeting with the auditors. The Audit Committee reviews our financial results, accounting practices, internal control systems and the fee arrangements with our independent auditors as well as their independence and performance, and meets with our independent auditors concerning the scope and terms of their engagement and the results of their audits. Additional information concerning the Audit Committee is set forth in the Report of the Audit Committee below.

      Messrs. Bowman and Steigrod are the current members of the Compensation Committee. Dr. Baker, who was a member of the Compensation Committee in 2002, resigned as a board member on January 5, 2003. The Compensation Committee met three times during 2002 and acted by written consent three times. The Compensation Committee recommends compensation and severance arrangements for officers and employees of Cellegy, grants stock options and stock awards under our employee benefit plans and acts as administrator of those plans and approves, within certain guidelines, warrants granted to consultants. Additional information concerning the Compensation Committee is set forth in the Report of the Compensation Committee below.

      Mr. Bowman and Drs. Saldarini, and Klar are the current members of the Nominating Committee. This Committee was newly formed during the first quarter of 2003. The Nominating Committee identifies and evaluates potential new Board members and provides nominee recommendations for full Board consideration. The Nominating Committee is not currently considering nominee recommendations from shareholders.

Director Compensation

      In March 2002, each outside director received $1,250 for attendance at a Board meeting. For the remainder of 2002, fees paid to outside directors were suspended in connection with the Company's program to preserve cash and control spending. The following stock options were granted on July 23, 2002 in lieu of suspended fees: Jack L. Bowman, 11,806 shares; Felix J. Baker, 11,806 shares; Julian C. Baker, 6,944 shares; Tobi B. Klar, 6,944 shares; Ronald J. Saldarini, 13,194 shares; Alan A. Steigrod, 18,056 shares; Carl R. Thornfeldt, 6,944 shares; and Larry J. Wells, 13,194 shares. Mr. Julian C. Baker and Drs. Felix J. Baker and Carl R. Thornfeldt are no longer Board members. These stock options had an exercise price of $1.80 per share, which was the market value of the common stock on the grant date. The options were exercisable as to 25% of the shares subject to the option immediately on the grant date with the remaining options exercisable in equal increments monthly beginning on August 1, 2002 and ending July 1, 2003. However, in December 2002, when the Company's financial position improved, 25% of these options were cancelled with Board and Committee fees restored effective at the beginning of 2003. No fees for consulting services were paid to any outside director for 2002. Non-cash compensation expense of approximately $33,000 was incurred associated with stock option grants to Dr. Carl Thornfeldt for consulting services in prior years.

      In 2003, outside directors will receive an annual retainer of $10,000 and a fee of $1,500 for each Board meeting attended in person, as well as their travel expenses related to Board meetings. In addition, they receive annual fees of $1,000, $3,500 and $4,500 for Nominating, Compensation and Audit Committee membership, respectively.

      Non-employee directors of Cellegy are eligible to participate in the 1995 Directors' Stock Option Plan (the "Directors' Plan"). A total of 350,000 shares of common stock are reserved for issuance to eligible directors pursuant to the Directors' Plan. The Directors' Plan is currently administered by the Compensation Committee of the Board. During fiscal 2002, annual options under the Directors' Plan to acquire 8,000 shares at an exercise price of $2.56 per share were granted to each of Felix J. Baker, Julian C. Baker, Jack L. Bowman, Tobi B. Klar, Ronald J. Saldarini, Alan A. Steigrod, Carl R. Thornfeldt and Larry J. Wells. The annual stock option grant for outside directors has been increased to 12,000 shares effective with the election of directors at the 2003 Annual Meeting of Shareholders.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  ELECTION OF EACH OF THE NOMINATED DIRECTORS.

                                 PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Cellegy has engaged Ernst & Young LLP as its principal independent public accountants to perform the audit of Cellegy's financial statements for fiscal 2003. Ernst & Young LLP has audited Cellegy's financial statements since 1989. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2003, certain information known to Cellegy regarding the ownership of shares of common stock by (i) each person known to Cellegy to be a beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each Named Officer (see "Executive Compensation") and (iv) all directors and executive officers as a group.

                                                 Shares Beneficially
                                                      Owned (1)
                                                      ---------
            Name                                Number          Percent
            ----                                ------          -------

SJ Strategic Investments, LLC (2)             4,884,330          24.6%

Andrew H. Tisch, Daniel R. Tisch,             3,954,597          19.9%
James S. Tisch,  Thomas J. Tisch,
Felix J. Baker and Julian C. Baker (3)

K. Michael Forrest (4)
349 Oyster Point Blvd., Suite 200
South San Francisco, CA 94080                 1,515,121           7.6%

John J. Chandler (5)                            243,308           1.2%

Daniel L. Azarnoff, M.D. (6)                    166,584             *

A. Richard Juelis (7)                           141,060             *

Tobi B. Klar, M.D. (8)                           95,662             *

Alan A. Steigrod (9)                             85,376             *

Jack L. Bowman (10)                              80,688             *

Larry J. Wells (11)                              79,348             *

Michael P. Miller (12)                           50,000             *

Ronald J. Saldarini, Ph.D. (13)                  47,605             *

David A. Karlin, M.D. (14)                       43,228             *

All directors and executive                  11,336,907          57.0%
officers as a group (15)
  (10 persons)

*     less than 1%

---------------------

(1) Based upon information supplied by officers, directors and principal shareholders. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock, subject to an option that is currently exercisable or exercisable within 60 days of March 31, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The number of shares reported as beneficially owned is based on an Amendment No. 5 to Schedule 13D, filed with the Securities and Exchange Commission on February 18, 2003, by John M. Gregory, Joan P. Gregory, Susan K. Gregory, James M. Gregory and SJ Strategic Investments, LLC, which is a family-owned entity controlled by John M. Gregory. The address for these persons is: SJ Strategic Investments, LLC, 340 Edgemont Avenue, Suite 500, Bristol, TN 37620.

(3) Based upon a Schedule 13D amendment filed jointly by these persons on January 31, 2003. The address of Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Ave., New York, N.Y. 10021; the address of Daniel R. Tisch is 500 Park Ave., New York, N.Y. 10022; and the address of Felix J. Baker and Julian C. Baker is 655 Madison Ave., New York, N.Y. 10021. Each person reported shared and/or sole voting and dispositive power over certain of the shares listed. Because of certain business and family relationships among the reporting persons, they filed a Schedule 13D jointly, but each reporting person disclaimed beneficial ownership of shares owned by any other reporting person.

(4) Includes 790,363 shares issuable upon the exercise of stock options, and 24,631 additional shares issuable within 60 days of March 31, 2003.

(5)   Includes 225,108 shares issuable upon the exercise of stock options.

(6)   Includes 160,084 shares issuable upon the exercise of stock options.

(7)   Includes 138,812 shares issuable upon the exercise of stock options.

(8)   Includes 68,462 shares issuable upon the exercise of stock options.

(9)   Includes 83,376 shares issuable upon the exercise of stock options.

(10)  Includes 76,188 shares issuable upon the exercise of stock options.

(11)  Includes 73,151 shares issuable upon the exercise of stock options.

(12) No longer an officer or employee. Includes 50,000 shares issuable upon the exercise of stock options.

(13)  Includes 47,605 shares issuable upon the exercise of stock options.

(14)  Includes 43,228 shares issuable upon the exercise of stock options.

(15) Includes 1,706,377 shares issuable upon the exercise of stock options, and 24,631 additional shares issuable within 60 days of March 31, 2003.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Cellegy during fiscal years 2002, 2001 and 2000 to (i) each person who served as Cellegy's chief executive officer during 2002, and (ii) the four most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of 2002 and whose total annual salary and bonus in such year exceeded $100,000 (of which there were only four such persons), and (iii) up to two additional individuals for whom disclosures would have been provided in this table but for the fact that such persons were not serving as executive officers as of the end of 2002 (collectively with the CEO, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              Long Term
                                                                                             Compensation
                                                                                               Awards
                                                       Annual Compensation         Other      Securities
                                                       -------------------         Annual     Underlying        All Other
     Name and Principal                                Salary        Bonus      Compensation   Options        Compensation
         Position                        Year            ($)          ($)            ($)         (#)              ($)
         --------                        ----            ---          ---            ---         ---              ---
K. Michael Forrest                       2002          $284,375    $100,000      $100,000(2)   244,097(1)          --
  Chairman, President and                2001           302,820        --             --        50,000             --
  Chief Executive Officer                2000           302,820        --             --            --             --

Daniel L. Azarnoff, M.D.                 2002          $150,754        --             --       112,222(1)          --
  Senior Vice President, Medical         2001           142,000        --             --        17,500             --
  and Regulatory Affairs                 2000           126,000        --             --            --             --

John J. Chandler                         2002          $177,005        --             --       140,139(1)          --
  Vice President, Corporate Business     2001           189,000        --             --        23,500             --
  Development                            2000           181,000        --             --            --             --

A. Richard Juelis                        2002          $170,004        --             --        108,361(1)         --
  Vice President, Finance and            2001           187,200        --             --         22,500            --
  Chief Financial Officer                2000           178,500        --             --             --            --

Michael P. Miller                        2002          $159,710        --             --        424,306(1)         --
  Vice President, Commercial             2001                --        --             --             --            --
  Operations (3)                         2000                --        --             --             --            --

(1) As described in the report of the compensation committee, a portion of the options reflected under the column entitled "Securities Underlying Options" were granted in consideration of a reduction in salary during the second half of the year.

(2) 24,631 shares issued on April 21, 2003 calculated at that day's closing price of $4.06 per share.

(3) Mr. Michael Miller resigned as an officer of the Company in December 2002.

      The following table sets forth information regarding individual grants of options to acquire Cellegy common stock during fiscal 2002 to each Named Officer.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                           Individual Grants
                                   -----------------------------------------------------------------------------------------------
                                    Number of        % of Total                                      Potential Realizable Value at
                                   Securities          Options                                        Assumed Rates of Stock Price
                                   Underlying         Granted to       Exercise or                      Appreciation for Option
                                     Options          Employees         Base Price     Expiration               Term (9)
      Name                         Granted (#)      In Fiscal Year        ($/Sh)          Date           5% ($)           10%($)
      ----                         -----------      --------------        ------         ------          ------          -------
K. Michael Forrest (2)                75,000              4.2%            $8.59          01/2012      $  405,165      $1,026,769
K. Michael Forrest (3)                56,250              3.1              1.80          07/2012          63,676         161,366
K. Michael Forrest (4)               112,847              6.2              1.80          07/2012         127,744         323,728

Daniel L. Azarnoff, M.D. (1)          30,000              1.7%            $8.59          01/2012      $  162,066      $  410,707
Daniel L. Azarnoff, M.D. (3)          22,500              1.2              1.80          07/2012          25,470          64,547
Daniel L. Azarnoff, M.D. (4)          59,722              3.3              1.80          07/2012          67,606         171,327

John J. Chandler (1)                  40,000              2.2%            $8.59          01/2012      $  216,088      $  547,610
John J. Chandler (3)                  30,000              1.7              1.80          07/2012          33,960          86,062
John J. Chandler (4)                  70,139              3.9              1.80          07/2012          79,398         201,210

A. Richard Juelis (1)                 18,500              1.0%            $8.59          01/2012      $   99,941      $  253,270
A. Richard Juelis (3)                 22,500              1.2              1.80          07/2012          25,470          64,547
A. Richard Juelis (4)                 67,361              3.7              1.80          07/2012          76,253         193,241

Michael P. Miller (5)                 25,000              1.4%            $6.16          03/2012      $   96,850      $   45,436
Michael P. Miller (6)                275,000             15.2              6.57          03/2012       1,136,255       2,879,494
Michael P. Miller (3)(7)              37,500              2.1              1.80          07/2012          42,250         107,578
Michael P. Miller (4)(8)              86,806              4.8              1.80          07/2012          98,256         249,024

--------------------

(1) The exercise prices of these option shares were at a fair market value of the common stock on the grant date. The shares subject to these options become exercisable annually over three years from the grant date. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date, or through a same day sale procedure.

(2) The option becomes exercisable with respect to 25,000 shares over a three-year vesting period, and the balance of 50,000 shares subject to the option become exercisable over seven years or earlier upon achievement of certain milestones tied to Cellegy's stock price performance.

(3) These options become exercisable over two years, with 25% of the shares subject to the option vesting on each sixth month anniversary of the grant date. These options contain certain accelerated vesting provisions, which call for immediate vesting of unvested options under certain circumstances upon a change of control of the Company.

(4) These options became exercisable with respect to 25% of the shares subject to the option vested immediately on the grant date (July 23, 2002) with the remaining shares vesting in equal increments monthly beginning on August 1, 2002 and ending July 1, 2003. However, as described in the Report of the Compensation Committee, approximately 25% of these options were subsequently cancelled upon restoration of salaries at the beginning of 2003. These options contain certain accelerated vesting provisions, which call for immediate vesting of unvested options under certain circumstances upon a change of control of the Company.

(5) These options became exercisable immediately upon Mr. Miller's acceptance of employment with the Company in March 2002.

(6) These options became exercisable with respect to 25,000 shares upon completion of six months of employment in September 2002, with the balance of 250,000 shares subject to the option becoming exercisable over three years. Upon his resignation in December 2002, the 250,000 option shares were cancelled.

(7)   These options were cancelled upon his resignation in December 2002.

(8) These options became exercisable with respect to 53,756 shares, with the balance of 33,050 shares cancelled upon his resignation in December 2002. Mr. Miller subsequently exercised all 53,756 option shares in January 2003.

(9) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term based on assumed rates of annual compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. The assumed 5% and 10% rates of share price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Cellegy's estimate or projection of future share prices.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

The following table sets forth information with respect to the options exercised by the Named Officers during fiscal 2002.

                                                                    Number of Securities             Value of Unexercised
                                                                   Underlying Unexercised               In-The- Money
                               Shares                                  Options/SARs at                    Options at
                            Acquired on          Value              December 31, 2002 (#)           December 31, 2002 ($)
           Name             Exercise (#)     Realized ($)         Exercisable/Unexercisable     Exercisable/Unexercisable (1)
           ----             ------------     ------------         -------------------------     -----------------------------
K. Michael Forrest              ---               ---                 730,143 / 213,954               219,262 / 237,751
Daniel L. Azarnoff, M.D.        ---               ---                 127,428 / 90,294                 87,402 / 109,457
John J. Chandler                ---               ---                 183,289 / 116,350               101,534 / 136,600
A. Richard Juelis              9,252            43,736                131,890 / 85,471                102,536 / 116,987
Michael P. Miller               ---               ---                 98,247 / 326,059                108,604 / 171,209

----------------------
(1) Based on the difference between the fair market value of the common stock at December 31, 2002 ($4.05 per share) and the exercise price of options shown on the table.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2002, information with respect to our equity compensation plans, including our 1995 Equity Incentive Plan and the 1995 Directors' Stock Option Plan, and with respect to certain warrants, as follows:

                                                                                          Number of securities
                                 Number of securities                                    remaining available for
                                     to be issued           Weighted average exercise    future issuance under
                                   upon exercise of            price of outstanding     equity compensation plans
                                 outstanding options,         options, warrants and      (excluding securities
          Plan                   warrants and rights                 rights              reflected in column a)
         Category                        (a)                           (b)                         (c)
         --------                        ---                           ---                         ---
Equity compensation plans
approved by security
holders                               4,254,992                       $4.81                     279,551
Equity compensation plans
not approved by security
holders                                 300,000  (1)                 $11.75                         ---
                                ----------------------               ------                     --------
Total                                 4,554,992                       $5.27                     279,551

----------------------
(1) Represents warrants issued to a financial advisor: 150,000 of these warrants have an exercise price of $8.50 with an expiration date in March 2005; and the remaining 150,000 warrants have an exercise price of $15.00 with an expiration date in September 2005.

             Section 16(a) Beneficial Ownership Reporting Compliance

      Section  16(a) of the  Securities  Exchange  Act of 1934,  as amended (the
"Exchange Act"), requires Cellegy's directors and executive officers, and persons who own more than ten percent of a registered class of Cellegy's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Cellegy common stock and other equity securities of Cellegy. Officers, directors and greater than ten percent shareholders are required by the regulations of the SEC to furnish Cellegy with copies of all
Section 16(a) forms they filed. To Cellegy's knowledge, based solely on review of the copies of such reports furnished to Cellegy, during the last fiscal year all Section 16(a) filing requirements applicable to Cellegy's officers, directors, and greater than ten percent beneficial owners were timely filed, except that Dr. Karlin became an officer of the Company in October 2002 and filed an initial statement of beneficial ownership of shares on Form 3 in January 2003.

           Compensation Committee Interlocks and Insider Participation

      None  of  the  members  of  the  Compensation   Committee   ("Committee"),
consisting of Jack L. Bowman and Alan A. Steigrod, was (a) at any time during 2002 an officer or employee of Cellegy or any of its subsidiaries or (b) formerly an officer of Cellegy or any of its subsidiaries. No executive officer of Cellegy served during 2002 or serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board or our Compensation Committee.

      The compensation committee report, audit committee report and stock price performance graph that follow are required by the Securities and Exchange
Commission. The information in these sections shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. In addition, this information shall not otherwise be deemed to be "soliciting material" or filed under these Acts.

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board makes recommendations to the Board concerning compensation for executive officers and employees of Cellegy, including severance provisions, grants stock options and acts as the administrator of the Company's equity incentive plans and approves, within certain guidelines, warrants granted to consultants.

                           General Compensation Policy

      The Committee acts on behalf of the Board to establish the general compensation policy for all employees of Cellegy. Subject to provisions of any applicable employment agreements, the Committee typically reviews base salary levels and total compensation for the Chief Executive Officer ("CEO"), other executive officers and employees of Cellegy prior to the beginning of each fiscal year. The Committee administers Cellegy's incentive and equity plans, including the 1995 Equity Incentive Plan (the "Plan") and 1995 Directors' Stock Option Plan (the "Directors' Plan").The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of Cellegy is contingent on the achievement of corporate goals and objectives. Long-term equity incentives for executive officers include the granting of stock options under the Plan. Stock options generally have value for the executive only if the price of Cellegy's stock increases above the fair market value on the grant date and the executive remains in Cellegy's employ for the period required for the shares to vest or, where vesting of options is subject to the attainment of certain performance objectives, if the specified performance objectives are attained.

      The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee informally reviewing data on prevailing compensation practices of other pharmaceutical companies with whom Cellegy competes for executive talent and by evaluating such information in connection with Cellegy's corporate goals and objectives. To this end, the Committee compared the compensation of Cellegy's executive officers with the compensation practices of comparable companies to determine base salary and total cash compensation. In addition to their base salaries, Cellegy's executive officers, including the CEO, are entitled to participate in the Plan. In preparing the performance graph for this Proxy Statement, Cellegy used The NASDAQ (U.S. only) Stock Market Index and The NASDAQ Pharmaceutical Stocks Index as its most comparable business indices.

      The Committee reviewed the compensation information from certain companies that are competitive with Cellegy, as well as salary and stock option data from industry surveys.

                       Fiscal 2002 Executive Compensation

      Base Compensation. The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer, including the CEO, subject to provisions of any employment agreements.

      Incentive Compensation. Cash bonuses may be awarded if Cellegy significantly exceeds predetermined corporate goals and objectives set by the Board early in the year. For fiscal 2002, the objectives used by the Committee as the basis for cash bonus incentive compensation for the CEO and the other executives were based primarily on exceeding corporate, FDA product approval and clinical development goals. Cash bonuses were paid to most employees in April 2003 who were employed at year-end 2002. The following bonuses were paid to three executive officers: Dr. Azarnoff, $5,000; Mr. Chandler, $15,000; and Mr. Juelis, $5,000.

      Stock Options. Stock options typically have been granted to executive officers when the executive first joins Cellegy, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives and employees for other reasons, including option awards to compensate for salary reduction programs, which were implemented in 2002. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution, the need to retain key employees, their ability to impact business unit and past performance and / or consistency within the executive's peer group.

      In fiscal 2002, the Committee considered these factors, as well as the number of unvested options held by such executive officers as of the grant date. At the discretion of the Committee, executive officers may also be granted stock options under the Plan to provide greater incentives to continue their employment with Cellegy and to strive to increase the value of the common stock. Initial stock options generally become exercisable over a four-year period and, in certain instances, sooner based on the attainment of certain objectives. Annual stock option grants are generally issued at the beginning of the year based on Company and individual performance for the prior year and become exercisable over a three-year period, with an exercise price that is equal to the fair market value of the common stock on the grant date. No annual stock option grants relating to 2002 were awarded in 2003.

      On July 23, 2002 the Committee approved stock option awards to certain officers and employees in conjunction with a salary reduction program ("Compensation Reduction Options") implemented in response to the Company's financial position at the time and need to preserve cash. In addition, most employees were awarded stock options as an incentive to remain with the Company ("Stay Incentive Options") and help restore the Company to financial sustainability. These options were priced at the fair market value of the common stock on the grant date with vesting over a one to two year period from the grant date. These options contain certain accelerated vesting provisions, which call for immediate vesting of unvested options under certain circumstances upon a change of control of the Company. The following stock option grants were awarded on July 23, 2002 to four executive officers, in addition to the CEO as described below, to purchase the following number of shares: Dr. Azarnoff, 82,222 shares; Mr. Chandler, 100,139 shares; Mr. Juelis, 89,861 shares; and Mr. Miller, who is no longer with the Company, 124,306 shares. In December 2002, in light of improvements in the Company's financial position, resulting from a financing and a commercialization agreement with a strategic partner, the Committee approved a restoration of salaries effective January 1, 2003 and a 25% reduction in the number of shares subject to the Compensation Reduction Options.

      CEO Compensation. Because Mr. Forrest was primarily responsible for Cellegy obtaining its goals and objectives for fiscal 2002, the Committee evaluated the achievement of his and the Company's objectives, including satisfactorily managing Cellegy's overall strategic plan, accomplishing corporate, regulatory and clinical development goals, and maintaining a strong financial position. Mr. Forrest was awarded a 7% increase in base compensation in 2002. However, as part of the salary reduction program described above, Mr. Forrest's salary was reduced by 25% for the second half of 2002 and he was awarded stock option grants on July 23, 2002 totaling 169,097 shares, 112,847 shares of which were Compensation Reduction Options. Based primarily on successful management of the salary reduction program, obtaining additional equity financing and completion of the PDI license agreement, the Committee approved in April 2003 a bonus payment to Mr. Forrest of $200,000 for 2002 performance. The bonus consisted of $100,000 in cash and 24,631 Cellegy shares issued on April 21, 2003 calculated at that day's closing price of $4.06 per share.


      Compliance with Section 162(m) of the Internal Revenue Code of 1986. Internal Revenue Code Section 162(m) limits Cellegy's ability to deduct compensation in excess of $1,000,000 in any taxable year to the individual who is the chief executive officer at the end of the taxable year and the four other highest compensated officers of Cellegy during the taxable year. Cash compensation for fiscal 2002 for any individual was not in excess of $1,000,000, and Cellegy does not expect cash compensation for fiscal 2003 to be in excess of $1,000,000 for any individual. The Plan is in compliance with Section 162(m) by limiting the amount of stock awards that may be granted to any one individual.


                                             Compensation Committee

                                             Jack L. Bowman
                                             Alan A. Steigrod

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee presently is composed of three members. The current members of the committee are Alan A. Steigrod, Ronald J. Saldarini and Larry J. Wells. The Board has determined that all members of the Committee are "independent" as defined in the applicable listing standards of the Nasdaq National Market. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority and responsibility of corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been proposed by the NASDAQ Stock Market, Inc. and will become applicable to the Company as, if and when they are finally adopted. The Committee operates under a written charter adopted by the Board of Directors, which was amended in December 2002 and is attached as an exhibit to this Proxy Statement. In accordance with the Sarbanes-Oxley Act of 2002, the Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company's independent auditors.

      Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee monitors these processes.

      In fulfilling its oversight responsibilities, the Committee had two meetings during the first quarter of 2003 with management and the auditors. The Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 with management including a discussion of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and plans for compliance with new accounting criteria and legal and regulatory requirements.

      The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Cellegy's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, during fiscal 2002 the Company's independent auditors provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Committee also considered the compatibility of non-audit services with the auditors' independence.

      The Committee discussed with Cellegy's independent auditors the overall terms of engagement, scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Cellegy's internal controls, the implications of new and existing accounting policies and disclosure requirements and the overall quality of our financial reporting. The Committee held four meetings during fiscal year 2002, and one telephonic call which was conducted by the Committee chairman with the independent auditors to independently review the first quarterly financial results.

      Audit Fees. Cellegy incurred approximately $167,000 in fees and expenses for professional services rendered in connection with the annual audit and quarterly reviews of our consolidated financial statements for 2002.

      Financial Information Systems Design and Implementation Fees. Cellegy's independent auditors did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended December 31, 2002.

      Other Audit Related Fees and Other Fees. During 2002, Cellegy incurred approximately $61,000 in fees and expenses in connection with other non-audit matters such as registration statement filings and tax services. These fees are comprised of approximately $9,000 for audit related services and approximately $52,000 for tax services.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements which were included in the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as Cellegy's independent auditors.

                               Alan A. Steigrod, Director and Committee Chairman Ronald J. Saldarini, Ph.D., Director
                               Larry J. Wells, Director

                         COMPANY STOCK PRICE PERFORMANCE

      The chart shows a five-year comparison of the cumulative total stockholder return on the common stock of Cellegy, the Nasdaq (US only) Stock Market Index and the NASDAQ Pharmaceutical Stocks Index from December 31, 1997 to December 31, 2002 (assuming the investment of $100 in Cellegy common stock and in each of the indices on December 31, 1997, and reinvestment of all dividends). Unless otherwise specified, all dates refer to the last day of each year presented.

                      Comparison of Cumulative Total Return

                       12/31/97      12/31/98      12/31/99      12/31/00       12/31/01       12/31/02
                       --------      --------      --------      --------       --------       --------
Cellegy Index          $   100       $    42       $    40       $     70       $   102        $     48

Nasdaq Index
(U.S. Only)            $   100       $  141        $   261       $   158        $   125        $     87

Nasdaq
Pharmaceutical
Index                  $   100       $  127        $   239       $   299        $   254        $    164

Certain Relationships and Related Transactions; Employment and Change of Control Arrangements

      Mr. Forrest, who is Chairman, President and Chief Executive Officer, and Cellegy entered into an original five-year employment agreement dated November 20, 1996. The agreement provides for a base compensation rate of $265,000 per year. Mr. Forrest's current annual salary is $325,000 per year. Either Cellegy or Mr. Forrest may terminate the agreement at any time upon notice to the other party. The agreement provides that, upon termination without cause, Mr. Forrest will be paid twelve months severance and medical and health insurance will be continued during the period severance payments are made. The original agreement provided for an original grant of 245,000 stock options, all of which have fully vested. A new agreement is currently being finalized between Mr. Forrest and the Compensation Committee. The new agreement is expected to include provisions relating to, among other things, base salary and bonuses, participation in company employee benefit plans, and provisions for severance pay, vesting of options and the period of time within which to exercise options, and provision of medical and health insurance, following certain kinds of employment terminations, including termination without cause and employment terminations in connection with or following a change of control of the Company.

      In December 2002, the Company entered into an exclusive license agreement with PDI, Inc., a public company, relating to the commercialization by PDI of Cellegy's Tostrex(TM) gel product in North American markets. The agreement provides, among other things, an upfront payment of $15 million, a $10 million milestone payment on FDA approval of Tostrex and royalty payments of 20% to 30% of net sales by PDI to Cellegy. The decision by Cellegy's Board to approve the PDI License Agreement was based on these superior financial terms compared with other alternative offers. Charles T. Saldarini, the Chief Executive Officer of PDI, is the son of Ronald J. Saldarini, Ph.D., a director of the Company while the Board was aware of this relationship during its consideration of the agreement, Dr. Saldarini did participate, along with other directors, in Board discussions concerning the agreement and other alternative proposals, but did not participate in any negotiations regarding the terms of the agreement. The Board's approval of the agreement was unanimous and Dr. Saldarini has excused himself from all current and future discussions and resolutions relating to PDI.

      The Compensation Committee, as plan administrator of the Plan, has the authority in certain circumstances to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Officers as well as other optionees under the Plan in connection with certain kinds of changes in control of Cellegy. For the Compensation Reduction Options granted on July 23, 2002, all remaining unvested options would vest immediately on the date a change in control occurs, if the employee is still employed by Cellegy. For the Stay Incentive Options granted on July 23, 2002, all remaining unvested options would vest immediately on the date a change in control occurs, if the employee loses their job (except for cause) within six months of the change in control date.

                              SHAREHOLDER PROPOSALS

FOR NEXT YEAR'S ANNUAL MEETING

      Proposals of shareholders intended to be present at Cellegy's Annual Meeting of Shareholders to be held in 2004 must be received in writing by Cellegy's Secretary at its principal executive offices not later than December 30, 2003 and satisfy the conditions established by the SEC for holder proposals to be included in Cellegy's proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Exchange Act, shareholders wishing to bring a proposal before the 2004 Annual Meeting of Shareholders (but not to include it in Cellegy's proxy statement or that meeting) should provide written notice of the proposal to Cellegy no later than March 14, 2004, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which Cellegy did not have notice as of such date. In addition, if Cellegy is not notified of a shareholder proposal by March 14, 2004, then the proxies held by management of Cellegy will provide for discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement.

                                  OTHER MATTERS

      The Board knows of no other matters that will be presented at the Annual Meeting. If however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                 By Order of the Board of Directors,


                                 /s/ K. Michael Forrest
                                 K. Michael Forrest
                                 Chairman, President and Chief Executive Officer

South San Francisco, California

All shareholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed postage prepaid envelope. Thank you for your prompt attention to this matter.

PROXY                      CELLEGY PHARMACEUTICALS, INC.                   PROXY
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

June 4, 2003

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLEGY

      The undersigned hereby appoints K. Michael Forrest and A. Richard Juelis, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Cellegy Pharmaceuticals, Inc. ("Cellegy") to be held at 8:30 a.m. P.D.T., on June 4, 2003, at 349 Oyster Point Blvd., Suite 200, South San Francisco, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                 (Continued, and to be signed on the other side)

1. ELECTION OF DIRECTORS:

|_| FOR all nominees listed            |_| WITHHOLD AUTHORITY
    below (except as indicated             to vote for all nominees
    to the contrary below)                 listed below

NOMINEES: Jack L. Bowman, K. Michael Forrest, Tobi B. Klar, M.D., Ronald J. Saldarini, Ph.D., Alan A. Steigrod and Larry J. Wells.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

                   ------------------------------------------

2. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2003 FISCAL YEAR.

         |_|    FOR               |_|   AGAINST           |_|    ABSTAIN

3. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

The Board of Directors recommends that you vote FOR the election of all nominees and FOR Proposal No. 2.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. If election of directors is by cumulative voting, the proxy holders may in their discretion cumulate votes with respect to election of directors.

I PLAN TO ATTEND THE MEETING                         |_|

Dated: _____________, 2003

_________________________  (Print Shareholder(s) name)

_________________________  (Signature(s) of Shareholder or Authorized Signatory)

Please sign as name appears hereon. Joint owners should each sign. If shares are held of record by a Corporation, the Proxy should be executed by the president, vice president, secretary or assistant secretary. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                     EXHIBIT

                             Audit Committee Charter

                                December 13, 2002

ORGANIZATION

This charter governs the operations of the Audit Committee ("Committee") of Cellegy Pharmaceuticals, Inc. ("Cellegy" or "Company"). The Committee shall review and reassess the charter at least annually and submit the charter for review by the Company's Board of Directors ("Board"). The Committee is appointed by the Board and shall comprise at least three directors, each of whom is independent (as defined by applicable law and by the listing requirements of any stock exchange on which the Company's Common Stock is traded) of Management and the Company. Without limiting the foregoing, members of the Committee shall be considered independent if they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company and have no other relationship that may interfere with the exercise of their independence from Management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise and shall be considered to be a financial expert, as such time that these criteria are fully defined by the rules of the Securities and Exchange Commission.

STATEMENT OF POLICY

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal and regulatory compliance and ethics programs as established by Management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee members, independent auditors, and Management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, accounting experts or other advisors as it determines necessary to carry out its duties.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing Cellegy's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing those financial statements and for reviewing the Company's unaudited interim financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee will take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with Management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from Management and the Company and the matters included in the written disclosures required by the Independence Standards Board, and shall consider the compatibility of non-audit services with the auditors' independence. The Committee shall have direct responsibility for appointing, compensating, overseeing the work of, and replacing the external independent auditors. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

o The Committee shall pre-approve all audit and non-audit services to be provided by the external independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate the authority to grant pre-approval of audit and non-audit services to one or more members of the Committee, provided that the pre-approval decision and related services are presented to the Committee at its next regularly scheduled meeting. The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with Management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without Management present, to discuss the results of their examinations and any issues or concerns warranting Committee attention. The Committee shall resolve any disagreements between Management and the independent auditors regarding financial reporting. The Committee shall review with the independent auditors any audit problems or difficulties and Management's response.

o The Committee shall review and approve all transactions between the Company and any related party (as that term is defined under applicable Nasdaq listing standards).

o The Committee shall establish procedures to receive, retain and process complaints regarding accounting, internal accounting controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters.

o The Committee shall review the interim financial statements (and the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Company's periodic reports to be filed with the Securities and Exchange Commission) with Management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. The Committee shall discuss with Management and the independent auditors the Company's selection, application and disclosure of critical accounting policies, including as appropriate, all GAAP alternative treatments of financial information that were discussed with Management, their ramifications and the treatment preferred by the independent auditors and other material written communications between the independent auditors and Management. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with Management and the independent auditors the financial statements (and the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Company's periodic reports to be filed with the Securities and Exchange Commission) to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

o The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

o The Committee shall review and discuss with Management and the auditors earnings press releases.

o The Committee shall receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

o The Committee shall prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations.

o The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

o The Committee shall also perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's by-laws and governing laws, as the Committee or the Board deems necessary or appropriate.